May 31, 2011

Mr. Mark Weinreb
c/o Stem Cell Assurance, Inc.
555 Heritage Drive, Suite 130
Jupiter, Florida 33458

Dear Mr. Weinreb:

Reference is made to the Employment Agreement, dated as of October 4, 2010, between Stem Cell Assurance, Inc. (the “Company”) and Mark Weinreb (the “Employee”), as amended (the “Employment Agreement”).

The parties hereby agree that Paragraph 4.4 of the Employment Agreement is null and void and deleted in its entirety and replaced with the following:

“4.4           The Company shall grant to the Employee Fifteen Million (15,000,000) Common Shares which shall vest three months from the Commencement Date. The Common Shares granted to the Employee, as well as other Common Shares that may be granted to the Employee, shall be included in a Company registration statement on Form S-8 (including pursuant to a reoffer prospectus), which the Company will file within one year of the Commencement Date (provided, however, that, at the request of the Employee, the reoffer prospectus to be filed with respect to the Employee’s Common Shares shall not be filed prior to May 12, 2012) .  The Company shall pay any tax liability, on behalf of the Employee, that may result from this grant.  In the event the Board of Directors of the Company, in its sole discretion, determines to grant the Employee additional Common Shares of the Company from time to time, the Company agrees to pay any tax liability, on behalf of the Employee, that may result from such grant.  To the extent that any of the amounts paid on behalf of the Employee under this Paragraph 4.4 are includable in the Employee’s income for United States federal, state or local tax purposes, the Company shall pay the Employee an amount to compensate the Employee for the tax obligations the Employee incurs as a result of such payments (including the payments made pursuant to this sentence such that the Employee shall have no tax liability in connection with any such grants).  Such payment shall be made no later than the date on which such tax obligation is payable.  The Employee shall be eligible to receive annual equity incentive grants or options to purchase the Company’s Common Shares under the Company’s 2010 Equity Participation Plan (the “Plan”) or any other plan adopted by the Board.  All shares within the Plan shall be registered in a registration statement on Form S-8 which the Company will file within one year of the Commencement Date.”

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

STEM CELL ASSURANCE, INC.

By: /s/ Richard Proodian
      Richard Proodian
      Chief Financial Officer
Agreed:

/s/ Mark Weinreb
Mark Weinreb